As filed with the Securities and Exchange Commission on September 8, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TALX CORPORATION
(Exact name of registrant as specified in its charter)

Missouri	43-0988805
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
11432 Lackland Road
St. Louis, Missouri 63146
(Address of Principal Executive Offices)
TALX CORPORATION
2006 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
L. Keith Graves
Senior Vice President and Chief Financial Officer
TALX Corporation
11432 Lackland Road
St. Louis, Missouri 63146
(Name and address of agent for service)
(314) 214-7000
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of each class	Amount	Proposed maximum	Proposed maximum	Amount of
of securities	to be	offering price	aggregate offering	registration
to be registered	registered	per share	price (1)	fee
Common Stock, $.01 par value (2)	2,000,000	(3)	$23.455	$5,019.37

(1)	Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933. The proposed maximum offering price per share represents the average of the high and low prices of the Common Stock as of September 6, 2006, as reported in the NASDAQ Global Select Market.
(2)	This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to antidilution provisions.
(3)	Omitted pursuant to Rule 457(o) under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS
     As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to eligible employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission, are incorporated herein by reference as of their respective dates of filing:
(a)	Registrant’s Annual Report on Form 10-K for the year ended March 31, 2006 (File No. 000-21465);
(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 000-21465);
(c)	Registrant’s Current Reports on Form 8-K filed on April 7, 2006, May 11, 2006, May 25, 2006, June 28, 2006 and August 23, 2006 (other than portions furnished solely under Items 2.02 or 7.01) (File No. 000-21465);
(d)	The description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A (File No. 000-21465) dated and filed on October 2, 1996, including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the date of this Registration Statements and prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereunder has been sold or which deregisters all Common Stock then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or suspended for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Item 4. Description of Securities.
     The class of securities to be offered is registered under Section 12 of the Exchange Act. Therefore, a description of the Common Stock required by Item 202 of Regulation S-K is not required.

     Item 5. Interests of Named Experts and Counsel.
     As of September 7, 2006, certain partners and other lawyers at Bryan Cave LLP beneficially owned 346,486 shares of Common Stock.
     Item 6. Indemnification of Directors and Officers
     The Registrant is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
     Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred in connection with such action, suit or proceeding.
     Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
     Section 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. The insurance or other arrangement, including self-insurance, may be procured within the corporation or with any insurer or other person deemed appropriate by the board of directors. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.
     The Registrant’s restated articles of incorporation, as amended (“articles of incorporation”), generally provide that each person who was or is a director or officer of the corporation (other than a party plaintiff suing on his or her own behalf or in the right of the Registrant) shall be indemnified by the Registrant against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Registrant, or service at the request of the Registrant as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by applicable law. This mandatory indemnification includes, but is not limited to, expenses (including without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of such service. This mandatory indemnification obligation will not apply (unless ordered by a court) if a determination is made reasonably and promptly that indemnification of the director or officer is not proper under the circumstances because such officer or director has not met the applicable standard of conduct as evidenced: (i) by a majority vote of a quorum of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable or if a quorum of directors so directs, an opinion of legal counsel, or (iii) by a majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.
     The Registrant’s articles of incorporation also provide that each person who was or is an employee or agent of the corporation, or who was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), may, at the discretion of the board of directors, be indemnified by the corporation to the same extent or to such lesser extent as the board of directors deems appropriate, unless such person has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any such claim, issue or matter, in which case the Registrant shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such action, suit or proceeding. If otherwise applicable, this mandatory indemnification obligation will not apply (unless ordered by a court) if a determination is made reasonably and promptly that indemnification of the director or officer is not proper under the circumstances because such officer or director has not met the applicable standard of conduct as evidenced: (i) by a majority vote of a quorum of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable or if a quorum of directors so directs, an opinion of legal counsel, or (iii) by a majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.
     The Registrant’s articles of incorporation also provide that the indemnification and other rights provided by the articles of incorporation will not be deemed exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office, and the corporation is specifically authorized to provide such indemnification and other rights by agreement, up to the maximum extent permitted by law.
     The Registrant’s articles of incorporation provide that the Registrant may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Registrant, or was or is serving on behalf or at the request of the Registrant in any capacity against any claim, liability or expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability. The Registrant insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its articles of incorporation. This insurance may provide broader coverage for such individuals than may be required by the provisions of the articles of incorporation.
     The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, the articles of incorporation, the restated bylaws and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, the articles of incorporation, and any pertinent agreements, if any.
     Item 7. Exemption from Registration Claimed.
     Not applicable.
     Item 8. Exhibits.
     Reference is made to the Exhibit Index.

     Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri, on the 7th day of September, 2006.

TALX CORPORATION
By:	/s/ L. Keith Graves
L. Keith Graves
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William W. Canfield, L. Keith Graves and Thomas C. Werner, and each of them (with full power to each of them to act alone) severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and to file the same, with exhibits and any and all other documents and instruments filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority in the name and on behalf of each of the undersigned to do and to perform each and every act and thing requisite and necessary or advisable to be done in order to effectuate the same as fully as to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and/or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William W. Canfield
William W. Canfield	Chairman of the Board, President,
Chief Executive Officer and Director
	(Principal Executive Officer)	September 7, 2006

/s/ Richard F. Ford
Richard F. Ford	Director	September 7, 2006

Tony G. Holcombe	Director	, 2006

/s/ Craig E. LaBarge
Craig E. LaBarge	Director	September 7, 2006

/s/ Eugene M. Toombs
Eugene M. Toombs	Director	September 7, 2006

/s/ M. Stephen Yoakum
M. Stephen Yoakum	Director	September 7, 2006

/s/ L. Keith Graves
L. Keith Graves	Senior Vice President and	September 7, 2006
Chief Financial Officer
(Principal Financial Officer
and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Restated Articles of Incorporation of the Company, as amended
(incorporated by reference to Exhibit 3.1 to the Company's
Current Report on Form 8-K filed on September 14, 2005 (File
No. 000-21465))

3.2	Restated Bylaws of the Company (incorporated by reference to
Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for
the period ended December 31, 2001 (File No. 000-21465))

4.1	TALX Corporation 2006 Employee Stock Purchase Plan
(incorporated by reference to Attachment B to the Company's
Proxy Statement filed on July 24, 2006 (File No. 000-21465))

5.1	Opinion of Bryan Cave LLP

23.1	Consent of Bryan Cave LLP (Included in Exhibit 5.1)

23.2	Consent of KPMG LLP
24.1	Power of Attorney (Included on signature page)